EXHIBIT 4.01

                          SECURITIES PURCHASE AGREEMENT

      THIS SECURITIES PURCHASE AGREEMENT (this "AGREEMENT"), dated as of December 14, 2005, by and among NANOSCIENCE TECHNOLOGIES, INC., a Nevada corporation (the "COMPANY"), and the Buyers listed on Schedule I attached hereto (individually, a "BUYER" or collectively "BUYERS").

                                   WITNESSETH:

      WHEREAS, the Company and the Buyer(s) are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to
Section 4(2) and/or Rule 506 of Regulation D ("REGULATION D") as promulgated by the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "SECURITIES ACT");

      WHEREAS, the Buyers currently hold secured convertible debentures (the "EXISTING DEBENTURES") previously issued by the Company having an aggregate principal amount outstanding together with accrued and unpaid interest thereon equal to One Million Fifty Thousand and Three Hundred Fifty Nine Dollars and Twenty Cents ($1,050,359.20) (the "PAYOFF AMOUNT");

      WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Buyer(s), as provided herein, and the Buyer(s) shall purchase (i) up to One Million Six Hundred Ninety Thousand and Three Hundred Fifty-Nine Dollars and Twenty Cents ($1,690,359.20) principal amount of secured convertible debentures (the "CONVERTIBLE DEBENTURES"), which shall be convertible into shares of the Company's common stock, par value $0.001 (the "COMMON STOCK") (as converted, the "CONVERSION SHARES"). Of such total principal amount, subject to the deduction of any and all fees, (A) the Payoff Amount shall be immediately applied towards the repayment in full of the Existing Debentures, (B) Three Hundred Twenty Thousand Dollars ($320,000) shall be funded on the fifth (5th) business day following the date hereof (the "FIRST CLOSING"), and (C) Three Hundred Twenty Thousand Dollars ($320,000) shall be funded two (2) business days after the date on which the Company provides the Buyers with the Company's financial statements for the fiscal-year ended September 30, 2005, as audited by its independent public accountant Goldstein Golub Kessler LLP (the "SECOND CLOSING") (individually referred to as a "CLOSING" collectively referred to as the "CLOSINGS"), and (ii) a warrant, substantially in the form attached hereto as Exhibit G (the "WARRANT") to purchase an aggregate of 100,000 shares of Common Stock (the "WARRANT SHARES") at the First Closing. The total purchase price for the Convertible Debentures and the Warrant shall be up to One Million Six Hundred Ninety Thousand and Three Hundred Fifty-Nine Dollars and Twenty Cents ($1,690,359.20), (the "PURCHASE PRICE") which Purchase Price shall be allocated among the Buyer(s) in the respective amounts set forth opposite each Buyers name on Schedule I (the "SUBSCRIPTION AMOUNT"); and

      WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as EXHIBIT A (the "INVESTOR REGISTRATION RIGHTS AGREEMENT") pursuant to

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which the Company has agreed to provide certain registration rights under the
Securities Act and the rules and regulations promulgated there under, and applicable state securities laws; and

      WHEREAS, the aggregate proceeds of the sale of the Convertible Debentures and the Warrant contemplated hereby shall be held in escrow pursuant to the terms of an escrow agreement substantially in the form of the Escrow Agreement among the Company, the Buyer(s) and the Escrow Agent (as defined below) attached hereto as EXHIBIT B (the "ESCROW AGREEMENT").

      WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Security Agreement substantially in the form attached hereto as EXHIBIT C (the "SECURITY AGREEMENT") pursuant to which the Company has agreed to provide the Buyer(s) a security interest in Pledged Collateral (as this term is defined in the Security Agreement) to secure the Company's obligations under this Agreement, the Convertible Debentures, the Investor Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined below), the Security Agreement, the Escrow Agreement, the Escrow Shares Escrow Agreement (as defined below) or any other obligations of the Company to the Buyer(s);

      WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering an Escrow Shares Escrow Agreement substantially in the form attached hereto as EXHIBIT D (the "ESCROW SHARES ESCROW AGREEMENT") pursuant to which the Company shall issue and deliver to the Escrow Agent 7,171,000 shares of Common Stock or "security stock" (the "ESCROW SHARES") and the Escrow Agent shall distribute the Escrow Shares to the Buyer(s) upon receipt of a Conversion Notice (as defined herein);

      WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering Irrevocable Transfer Agent Instructions substantially in the form attached hereto as EXHIBIT E (the "IRREVOCABLE TRANSFER AGENT INSTRUCTIONS"); and

      NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Buyer(s) hereby agree as follows:

      1.    PURCHASE AND SALE OF CONVERTIBLE DEBENTURES.

            (a) PURCHASE OF CONVERTIBLE DEBENTURES. Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, each Buyer agrees, severally and not jointly, to purchase at Closing (as defined herein below) and the Company agrees to sell and issue to each Buyer, severally and not jointly, at Closing, Convertible Debentures in amounts corresponding with the Subscription Amount set forth opposite each Buyer's name on Schedule I hereto and the Warrant set forth opposite each Buyer's name on Schedule I hereto.

            (b) CLOSING DATE. The First Closing of the purchase and sale of the Convertible Debentures and Warrant shall take place at 10:00 a.m. Eastern Standard Time on the fifth (5th) business day following the date hereof, subject to notification of satisfaction of the conditions to the Closing set forth herein and in Sections 7 and 8 below (or such other date as is mutually agreed to by the Company and the Buyer(s)) (the "FIRST CLOSING DATE") and the Second Closing of the purchase and sale of the Convertible Debentures shall take place at 10:00 a.m. Eastern

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Standard Time two (2) business days after the date on which the Company provides the Buyers with the Company's financial statements for the year ended September 30, 2005 as audited by its independent public accountant Goldstein Golub Kessler LLP, subject to notification of satisfaction of the conditions to the Second Closing set forth herein and in Sections 7 and 8 below (or such other date as is mutually agreed to by the Company and the Buyer(s)) (the "SECOND CLOSING DATE" and collectively with the First Closing Date, the "CLOSING DATES"). The Closings shall occur on the respective Closing Dates at the offices of Gottbetter & Partners, LLP, 488 Madison Avenue, New York, New York 10022 (or such other place as is mutually agreed to by the Company and the Buyer(s)).

            (c) ESCROW ARRANGEMENTS; FORM OF PAYMENT. Upon execution hereof by the Buyer(s) and pending the Closing, $320,000 shall be deposited in a non-interest bearing escrow account with Gottbetter & Partners, LLP as escrow agent (the "ESCROW AGENT"), pursuant to the terms of the Escrow Agreement. If the conditions in Sections 7 and 8 and as set forth herein for the Second Closing are satisfied, an additional $320,000 shall be deposited in the non-interest bearing account with the Escrow Agent one business day prior to the Second Closing Date. Subject to the satisfaction of the terms and conditions of this Agreement, on the respective Closing Dates, (i) the Escrow Agent shall deliver to the Company in accordance with the terms of the Escrow Agreement such aggregate proceeds for the Convertible Debentures and Warrant to be issued and sold to the Buyer(s), and (ii) the Company shall deliver to each Buyer, Convertible Debentures which such Buyer(s) is purchasing in amounts indicated opposite such Buyer's name on Schedule I, duly executed on behalf of the Company and the Warrant which such Buyer(s) is purchasing in numbers indicated opposite such Buyer's name on Schedule I.

      2.    BUYER'S REPRESENTATIONS AND WARRANTIES.

      Each Buyer represents and warrants, severally and not jointly, that:

            (a) INVESTMENT PURPOSE. Each Buyer is acquiring the Convertible Debentures, the Warrant and, upon conversion of Convertible Debentures and/or the exercise of the Warrant, in accordance with their terms, the Buyer will acquire the Escrow Shares, Conversion Shares and/or Warrant Shares, as the case may be, for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, such Buyer reserves the right to dispose of the Conversion Shares, the Warrant, the Warrant Shares and the Escrow Shares at any time in accordance with or pursuant to an effective registration statement covering such Conversion Shares, the Warrant, the Warrant Shares and the Escrow Shares or an available exemption under the Securities Act.

            (b) ACCREDITED INVESTOR STATUS. Each Buyer is an "ACCREDITED INVESTOR" as that term is defined in Rule 501(a)(3) of Regulation D.

            (c) RELIANCE ON EXEMPTIONS. Each Buyer understands that the Convertible Debentures and the Warrant are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer

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set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire such securities.

            (d) INFORMATION. Each Buyer and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information it deemed material to making an informed investment decision regarding its purchase of the Convertible Debentures, the Warrant, the Escrow Shares, the Warrant Shares and the Conversion Shares, which have been requested by such Buyer. Each Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in Section 3 below. Each Buyer understands that its investment in the Convertible Debentures, the Warrant, the Escrow Shares, the Warrant Shares and the Conversion Shares involves a high degree of risk. Each Buyer is in a position regarding the Company, which, based upon employment, family relationship or economic bargaining power, enabled and enables such Buyer to obtain information from the Company in order to evaluate the merits and risks of this investment. Each Buyer has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to its acquisition of the Convertible Debentures, the Warrant, the Escrow Shares, the Warrant Shares and the Conversion Shares.

            (e) NO GOVERNMENTAL REVIEW. Each Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Convertible Debentures, the Warrant, the Escrow Shares, the Warrant Shares or the Conversion Shares, or the fairness or suitability of the investment in the Convertible Debentures, the Warrant, the Escrow Shares, the Warrant Shares or the Conversion Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Convertible Debentures, the Warrant, the Escrow Shares, the Warrant Shares or the Conversion Shares.

            (f) TRANSFER OR RESALE. Each Buyer understands that except as provided in the Investor Registration Rights Agreement: (i) the Convertible Debentures, the Warrant, the Escrow Shares, the Warrant Shares and the Conversion Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or
(B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of such securities made in reliance on Rule 144 under the Securities Act (or a successor rule thereto) ("RULE 144") may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities
Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

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

            (g) LEGENDS. Each Buyer understands that the certificates or other instruments representing the Convertible Debentures, the Warrant, the Escrow Shares, the Warrant Shares and/or the Conversion Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and the Company shall use its reasonable best efforts within two (2) business days, to issue a certificate without such legend to the holder of the Escrow Shares, Warrant, Warrant Shares and Conversion Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) in connection with a sale transaction, provided the Escrow Shares, Warrant, Warrant Shares and Conversion Shares are registered under the Securities Act or (ii) in connection with a sale transaction, after such holder provides the Company with an opinion of counsel, which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale, assignment or transfer of the Escrow Shares, Warrant, Warrant Shares and Conversion Shares may be made without registration under the Securities Act.

            (h) AUTHORIZATION, ENFORCEMENT. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

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

            (i) RECEIPT OF DOCUMENTS. Each Buyer and its counsel has received and read in their entirety: (i) this Agreement and each representation, warranty and covenant set forth herein, the Security Agreement, the Investor Registration Rights Agreement, the Escrow Agreement, the Irrevocable Transfer Agent Agreement, and the Escrow Shares Escrow Agreement; (ii) all due diligence and other information necessary to verify the accuracy and completeness of such representations, warranties and covenants; (iii) the Company's Form 10-KSB for the fiscal year ended September 30, 2004; (iv) the Company's Form 10-QSB for the fiscal quarter ended June 30, 2005; and (v) it has received answers to all questions each Buyer submitted to the Company regarding an investment in the Company; and each Buyer has relied on the information contained therein and has not been furnished any other documents, literature, memorandum or prospectus.

            (j) DUE FORMATION OF CORPORATE AND OTHER BUYERS. If a Buyer is a corporation, trust, partnership or other entity that is not an individual person, it has been formed and validly exists and has not been organized for the specific purpose of purchasing the Convertible Debentures and Warrant is not prohibited from doing so.

            (k) NO LEGAL ADVICE FROM THE COMPANY. Each Buyer acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. Each Buyer is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

            (l) NO GROUP PARTICIPATION. Each Buyer and its affiliates is not a member of any group, nor is any Buyer acting in concert with any other person, including any other Buyer, with respect to its acquisition of the Convertible Debentures, Escrow Shares, the Warrant, the Warrant Shares or Conversion Shares.

            (m) COMPANY REGISTRATION STATEMENT. No Buyer makes any representation or warranty regarding the Company's ability or to have any registration statement (the "Registration Statement") filed by the Company pursuant to the Investor Registration Rights Agreement or otherwise declared effective by the SEC. The Company has the sole obligation to make any and all such filings as may be necessary and to have any registration statement declared effective by the SEC.

            (n) Existing Debentures. The Buyer(s) is the beneficial owner of the Existing Debentures free and clear of any liens or encumbrances. The Buyer(s) represents and warrants that upon payment of the Payoff Amount to the Buyer(s) at the First Closing, the Company shall have satisfied all of its obligations under and with respect to the Existing Debentures (including without limitation obligations under related registration rights and security agreements, all of which agreements shall be of no further force or effect from and after the First Closing Date).

      3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      The Company represents and warrants to each of the Buyers that, except as set forth in the SEC Documents (as defined in Section 3(f) below):

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            (a) ORGANIZATION AND QUALIFICATION. The Company and its subsidiaries are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect, as defined below.

            (b) AUTHORIZATION, ENFORCEMENT, COMPLIANCE WITH OTHER INSTRUMENTS.
(i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Security Agreement, the Investor Registration Rights Agreement, the Irrevocable Transfer Agent Instructions, the Escrow Agreement, the Escrow Shares Escrow Agreement, and any related agreements (collectively the "TRANSACTION DOCUMENTS") and to issue the Convertible Debentures, the Escrow Shares, the Warrant, the Warrant Shares and the Conversion Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Convertible Debentures, the Escrow Shares, the Warrant, the Warrant Shares and the Conversion Shares and the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion or exercise thereof, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) the Transaction Documents have been duly executed and delivered by the Company, (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. The authorized officer of the Company executing the Transaction Documents knows of no reason why the Company cannot file the Registration Statement as required under the Investor Registration Rights Agreement or perform any of the Company's other obligations under such documents.

            (c) CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock of which 11,101,946 shares of Common Stock were issued and outstanding and no Classes of Preferred Stock authorized. All of such outstanding shares have been validly issued and are fully paid and nonassessable. Except as disclosed in the SEC Documents, no shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. Except as disclosed in the SEC Documents, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, (ii) there are no outstanding debt securities and (iii) there are no agreements or arrangements under which the

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Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to the Investor Registration Rights Agreement) and (iv) there are no outstanding registration statements and there are no outstanding comment letters from the SEC or any other regulatory agency. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Convertible Debentures and the Warrant as described in this Agreement. The Convertible Debentures, Warrant, Warrant Shares, Conversion Shares and Escrow Shares when issued, will be free and clear of all pledges, liens, encumbrances and other restrictions (other than those arising under federal or state securities laws as a result of the private placement of such securities). No co-sale right, right of first refusal or other similar right exists with respect to the Convertible Debentures, the Warrant, Warrant Shares, Escrow Shares and the Conversion Shares or the issuance and sale thereof. The issue and sale of the Convertible Debentures, Warrant, Warrant Shares, Escrow Shares and the Conversion Shares will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. The Company has furnished to the Buyer true and correct copies of the Company's Articles of Incorporation, as amended and as in effect on the date hereof (the "ARTICLES OF INCORPORATION"), and the Company's By-laws, as in effect on the date hereof (the "BY-LAWS"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto other than stock options issued to employees and consultants.

            (d) ISSUANCE OF SECURITIES. The Convertible Debentures are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, and free from all taxes, liens and charges with respect to the issue thereof. The Conversion Shares, the Warrant Shares and the Escrow Shares have been duly authorized and reserved for issuance. Upon issuance upon conversion or exercise in accordance with the Transaction Documents, the Conversion Shares, the Warrant Shares and Escrow Shares will be duly issued, fully paid and nonassessable.

            (e) NO CONFLICTS. Except as disclosed in the SEC Documents, the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of The National Association of Securities Dealers Inc.'s OTC Bulletin Board on which the Common Stock is quoted) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. Except as disclosed in the SEC Documents, neither the Company nor its subsidiaries is in violation of any term of or in default under its Articles of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any material law, ordinance, or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable

                                        8

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state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the Investor Registration Rights Agreement in accordance with the terms hereof or thereof. Except as disclosed in the SEC Documents, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its subsidiaries are unaware of any facts or circumstance, which might give rise to any of the foregoing.

            (f) SEC DOCUMENTS: FINANCIAL STATEMENTS. Except as set forth in
Schedule 3(f), since September 30, 2003, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (all of the forgoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by references therein, being hereinafter referred to as the ("SEC DOCUMENTS"). The Company has delivered to the Buyer(s) or its/their representatives, or made available through the SEC's website at http:/www.sec.gov., true and complete copies of the SEC Documents. As of their respective dates, the financial statements disclosed in the SEC Documents (the "FINANCIAL STATEMENTS") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and, fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyer(s) which is not included in the SEC Documents, including, without limitation, information referred to in this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (g) 10(b)-5. The SEC Documents do not include any untrue statements of material fact, nor do they omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

            (h) ABSENCE OF LITIGATION. Except as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company's subsidiaries, wherein an unfavorable decision, ruling or finding would
(i) have a material adverse effect on the transactions contemplated hereby, (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (iii) except as expressly disclosed in the SEC Documents, have a

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material adverse effect on the business, operations, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

            (i) ACKNOWLEDGMENT REGARDING BUYER'S PURCHASE OF THE CONVERTIBLE DEBENTURES. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that each Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by such Buyer or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Buyer's purchase of the Convertible Debentures, the Escrow Shares, the Warrant, the Warrant Shares or the Conversion Shares. The Company further represents to the Buyers that the Company's decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

            (j) NO GENERAL SOLICITATION. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Convertible Debentures, the Escrow Shares, the Warrant, the Warrant Shares or the Conversion Shares.

            (k) NO INTEGRATED OFFERING. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Convertible Debentures, the Escrow Shares, the Warrant, the Warrant Shares or the Conversion Shares under the Securities Act or cause this offering of the Convertible Debentures, the Escrow Shares, the Warrant, the Warrant Shares or the Conversion Shares to be integrated with prior offerings by the Company for purposes of the Securities Act.

            (l) EMPLOYEE RELATIONS. Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. None of the Company's or its subsidiaries' employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are good.

            (m) INTELLECTUAL PROPERTY RIGHTS. The Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

            (n) ENVIRONMENTAL LAWS.

                  (i) Each of the Company and its subsidiaries has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company (a "MATERIAL ADVERSE EFFECT"). There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request, relating to any Environmental Law involving the Company or any subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

                  (ii) The Company has not received any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a subsidiary (whether conducted by or on behalf of the Company or a subsidiary or a third party, and whether done at the initiative of the Company or a subsidiary or directed by a third party) which were issued or conducted during the past five years and which the Company has possession of or access to.

                  (iii) To the knowledge of the Company there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any subsidiary.

                  (iv) The Company and its subsidiaries (i) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

            (o) TITLE. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

            (p) INSURANCE. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

            (q) REGULATORY PERMITS. The Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

            (r) INTERNAL ACCOUNTING CONTROLS. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (s) NO MATERIAL ADVERSE BREACHES, ETC. Except as set forth in the SEC Documents, neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is expected in the future to have a Material Adverse Effect. Except as set forth in the SEC Documents, neither the Company nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect.

            (t) TAX STATUS. Except as set forth in the SEC Documents, the Company and each of its subsidiaries has made and filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

            (u) CERTAIN TRANSACTIONS. Except as set forth in the SEC Documents, and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed in the SEC Documents, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

            (v) FEES AND RIGHTS OF FIRST REFUSAL. The Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

            (w) RELIANCE. The Company acknowledges that the Buyers are relying on the representations and warranties made by the Company hereunder and that such representations and warranties are a material inducement to the Buyer purchasing the Convertible Debentures and Warrant. The Company further acknowledges that without such representations and warranties of the Company made hereunder, the Buyers would not enter into this Agreement.

            (x) REGISTRATION FORM. The Company meets the requirements for the use of Form SB-2 for the registration of the resale of the Escrow Shares, Conversion Shares and Warrant Shares by the Buyer.

            (y) NON-PUBLIC INFORMATION. The Company confirms that neither it nor any person acting on its behalf has provided the Buyers or their agents or counsel with any information that the Company believes constitutes material, non-public information. The Company understands and confirms that the Buyers will rely on the foregoing representation in effecting transactions in securities of the Company.

            (z) ANTI-TAKEOVER PROVISION. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's certificate of incorporation (or similar charter documents) or the laws of its jurisdiction of incorporation that is or could become applicable to the Buyers as a result of the Buyers and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation the Company's issuance of the Convertible Debentures, Warrant, Warrant Shares, Conversion Shares and Escrow Shares and the Buyer's ownership thereof.

            (aa) SARBANES-OXLEY. The Company is in compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are currently in effect and is actively taking steps to ensure that it will be in compliance with other applicable provisions of such Act not currently in effect at all times after the effectiveness of such provisions except where such noncompliance would not have or reasonably be expected to result in a Material Adverse Effect or which would be reasonably likely to have a material adverse effect on the transactions contemplated hereby or by the Investor Registration Rights Agreement.

      4.    COVENANTS.

            (a) BEST EFFORTS. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 7 and 8 of this Agreement.

            (b) FORM D. The Company agrees to file a Form D with respect to the Convertible Debentures, Escrow Shares, Warrant, Warrant Shares and Conversion Shares as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Convertible Debentures, Escrow Shares, Warrant, the Warrant Shares and Conversion Shares, or obtain an exemption for the Convertible Debentures, Escrow Shares, Warrant, the Warrant Shares and Conversion Shares for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date.

            (c) REPORTING STATUS. Until the earlier of (i) the date as of which the Buyer(s) may sell all of the Escrow Shares, the Warrant, the Warrant Shares, and Conversion Shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act (or successor thereto), or (ii) the date on which (A) the Buyer(s) shall have sold all the Escrow Shares, the Warrant, the Warrant Shares and Conversion Shares and (B) none of the Convertible Debentures are outstanding (the "REGISTRATION PERIOD"), the Company shall file in a timely manner all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the regulations of the SEC thereunder, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

            (d) USE OF PROCEEDS; SURRENDER OF EXISTING DEBENTURES. The Company shall use the proceeds from the sale of the Convertible Debentures to satisfy in full all of the Company's obligations under and with respect to the Existing Debentures through payment of the Payoff Amount to the Buyer(s) simultaneously with the First Closing, and shall use the remainder of such proceeds for general corporate and working capital purposes, but in no event shall the

Company use the proceeds to repay any indebtedness of any Company insiders. The Buyer(s) hereby agrees to surrender to the Company the original Existing Debentures for cancellation or, if it fails to so surrender, hereby agrees to indemnify the Company from and against any claims, liabilities, losses or damages arising out of such failure to surrender same.

            (e) RESERVATION OF SHARES. The Company shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, that number of shares of Common Stock equal to a multiple of five (5) times the number of shares of Common Stock into which the Convertible Debentures are from time to time convertible unless a change in such multiple is agreed to in writing by the Buyer(s) and the Company. If at any time the Company does not have available such number of authorized and unissued shares of Common Stock as shall from time to time be sufficient to effect the issuance of all of (i) the Conversion Shares, including the Escrow Shares, upon the conversion of the entire principal amount of the Convertible Debentures and
(ii) Warrant Shares upon exercise of the Warrant, the Company shall call and hold a special meeting of the shareholders within one hundred twenty (120) days of such occurrence, for the sole purpose of increasing the number of shares authorized. The Company's management shall recommend to the shareholders to vote in favor of increasing the number of shares of Common Stock authorized. Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock.

            (f) LISTINGS OR QUOTATION. The Company shall use its best efforts, after the effectiveness of the Registration Statement pursuant to the Investor Registration Rights Agreement, to promptly secure the listing or quotation of the Conversion Shares, including the Escrow Shares, and the Warrant Shares, upon a national securities exchange, automated quotation system or The National Association of Securities Dealers Inc.'s Over-The-Counter Bulletin Board ("OTCBB") or other market, if any, upon which shares of Common Stock are then listed or quoted (subject to official notice of issuance) and shall use its best efforts to maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Conversion Shares from time to time issuable under the terms of this Agreement. The Company shall maintain the Common Stock's authorization for quotation on the OTCBB. It shall be an event of default hereunder if the Company fails to strictly comply with its obligation under this
Section 4(f).

            (g) FEES AND EXPENSES. (i) The Company shall pay a legal fee of Sixteen Thousand Dollars ($16,000) in connection with this transaction to Gottbetter & Partners, LLP. The Company shall bear all of its own legal and professional fees and expenses, including but not limited to those associated with the filing of the Registration Statement as contemplated herein. Each of the Company and the Buyer(s) shall pay all costs and expenses incurred by such party in connection with the negotiation, investigation, preparation, execution and delivery of the Transaction Documents. The Company shall pay Yorkville Advisors Management, LLC ("YAM") a fee equal to ten percent (10%) of the Purchase Price, with half to be paid upon the First Closing and half to be paid upon the Second Closing.

            (h) WARRANT. The Company shall issue the Warrant to the Buyer(s). The Warrant Shares shall have such registration rights as set forth in the Investor Registration Rights Agreement.

            (i) REGISTRATION STATEMENT. The Company shall be solely responsible for the contents of the Registration Statement, prospectus or other filing made with the SEC or otherwise used in the offering of the Company's securities (except as such disclosure relates solely to the Buyer(s) and then only to the extent that such disclosure conforms with information furnished in writing by the Buyer(s) to the Company), even if the Buyer or its agents as an accommodation to the Company participate or assist in the preparation of the Registration Statement, prospectus or other SEC filing. The Company shall retain its own legal counsel to review, edit, confirm and do all things such counsel deems necessary or desirable to the Registration Statement, prospectus or other SEC filing to ensure that it does not contain an untrue statement or alleged untrue statement of material fact or omit or alleged to omit a material fact necessary to make the statements made therein, in light of the circumstances under which the statements were made, not misleading.

            (j) CORPORATE EXISTENCE. So long as any of the Convertible Debentures remain outstanding, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split consolidation, sale of all or substantially all of the Company's assets or any similar transaction or related transactions (each such transaction, an "ORGANIZATIONAL CHANGE") unless, prior to the consummation of an Organizational Change, the Company obtains the written consent of each Buyer. In any such case, the Company will make appropriate provision with respect to such holders' rights and interests to insure that the provisions of this Section 4(j) will thereafter be applicable to the Convertible Debentures.

            (k) TRANSACTIONS WITH AFFILIATES. So long as any Convertible Debentures are outstanding, the Company shall not, and shall cause each of its subsidiaries not to, enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement any agreement, transaction, commitment, or arrangement with any of its or any subsidiary's officers, directors, person who were officers or directors at any time during the previous two (2) years, stockholders who beneficially own five percent (5%) or more of the Common Stock, or Affiliates (as defined below) or with any individual related by blood, marriage, or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a "RELATED PARTY"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any investment in an Affiliate of the Company, (c) any agreement, transaction, commitment, or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, (d) any agreement transaction, commitment, or arrangement which is approved by a majority of the disinterested directors of the Company, for purposes hereof, any director who is also an officer of the Company or any subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment, or arrangement. "AFFILIATE" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a ten percent (10%) or more equity interest in that person or entity, (ii) has ten percent (10%) or more common ownership with that person or entity, (iii) controls that person or entity, or
(iv) shares common control with that person or entity. "CONTROL" or "CONTROLS" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

            (l) TRANSFER AGENT. The Company covenants and agrees that, in the event that the Company's agency relationship with the transfer agent should be terminated for any reason prior to a date which is two (2) years after the Closing Date, the Company shall immediately appoint a new transfer agent and shall require that the new transfer agent execute and agree to be bound by the terms of the Irrevocable Transfer Agent Instructions (as defined herein).

            (m) RESTRICTION ON ISSUANCE OF THE CAPITAL STOCK. Except as otherwise expressly provided in the Convertible Debentures or the Warrant, so long as any Convertible Debentures or the Warrant are outstanding, the Company shall not, without the prior written consent of the Buyer(s), (i) issue or sell shares of Common Stock or Preferred Stock without consideration or for a consideration per share less than the Closing Bid Price of the Common Stock determined immediately prior to its issuance, (ii) issue any warrant, option, right, contract, call, or other security instrument granting the holder thereof, the right to acquire Common Stock without consideration or for a consideration less than such Common Stock's Closing Bid Price value determined immediately prior to its issuance, (iii) enter into any security instrument granting the holder a security interest in any and all assets of the Company, or (iv) file any registration statement on Form S-8, provided that (x) such shares are not issued without consideration or for a consideration less than the Common Stock's closing Bid Price on the date of issuance, and (y) such Form S-8 registration statement is not filed prior to 90 days following the effectiveness of the Registration Statement. "Closing Bid Price" on any day shall be the closing bid price for a share of Common Stock on such date on the OTCBB (or such other exchange, market, or other system that the Common Stock is then traded on), as reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices).

            (n) RESALES ABSENT EFFECTIVE REGISTRATION STATEMENT. Each of the Buyers understands and acknowledges that (i) this Agreement and the agreements contemplated hereby may require the Company to issue and deliver Conversion Shares, Escrow Shares or Warrant Shares to the Buyers with legend restricting their transferability under the Securities Act, and (ii) it is aware that resales of such Conversion Shares, Escrow Shares or Warrant Shares may not be made unless, at the time of resale, there is an effective registration statement under the Securities Act covering such Buyer's resale(s) or an applicable exemption from registration.

            (o) LEGEND. Certificates evidencing the Convertible Debentures, Warrant, Warrant Shares, Conversion Shares and Escrow Shares shall not contain any legend (including the legend set forth above), (A) while a registration statement covering the resale of such security is effective under the Securities Act (provided, however, that the Buyer's prospectus delivery requirements under the Securities Act will remain applicable), or (B) following any sale of such Convertible Debentures, Warrant, Warrant Shares, Conversion Shares and/or Escrow Shares pursuant to Rule 144, or (C) if such Convertible Debentures, Warrant, Warrant Shares, Conversion Shares and/or Escrow Shares are eligible for sale under Rule 144(k), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC). The Company shall cause its counsel to issue a legal opinion to the Company's transfer agent promptly after the effective date of any registration statement (the "EFFECTIVE DATE") if required by the Company's transfer agent to effect the removal of the legend hereunder. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this clause (ii), it will, no later than three trading days following the delivery by the Buyer to the Company or the

Company's transfer agent of a certificate representing Warrant Shares, Conversion Shares and/or Escrow Shares issued with a restrictive legend, deliver or cause to be delivered to such Buyer a certificate representing such Warrant Shares, Conversion Shares and/or Escrow Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge(s) the restrictions on transfer set forth herein.

            (p) PLEDGE. The Company acknowledges and agrees that the Buyers may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Convertible Debentures, Warrant, Warrant Shares, Conversion Shares and/or Escrow Shares to a financial institution that is an "accredited investor" as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Buyer may transfer pledged or secured Convertible Debentures, Warrant, Warrant Shares, Conversion Shares and/or Escrow Shares to the pledgees or secured parties. At the Buyer's expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Convertible Debentures, Warrant, Warrant Shares, Conversion Shares and/or Escrow Shares may reasonably request in connection with a pledge or transfer of the Convertible Debentures, Warrant, Warrant Shares, Conversion Shares and/or Escrow Shares, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

            (q) REMOVAL OF LEGEND. In addition to the Buyer's other available remedies, the Company shall pay to the Buyer(s), in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Warrant Shares, Conversion Shares and/or Escrow Shares (based on the closing price of the Common Stock on the date such Warrant Shares, Conversion Shares and/or Escrow Shares are submitted to the Company's transfer agent), $5 per trading day (increasing to $10 per trading day five (5) trading days after such damages have begun to accrue) for each trading day after the seventh (7th) trading day following delivery by a Buyer to the Company or the Company's transfer agent of a certificate representing Warrant Shares, Conversion Shares and/or Escrow Shares issued with a restrictive legend, until such certificate is delivered to the Buyer with such legend removed. Nothing herein shall limit the Buyer's right to pursue actual damages for the failure of the Company and its transfer agent to deliver certificates representing any securities as required hereby or by the Irrevocable Transfer Agent Instructions, and the Buyer shall have the right to pursue all remedies available to it at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief.

            (r) PRESS RELEASE. In addition to any and all other public statements or disclosures made by the Company in its sole discretion (subject to the last sentence of this Section 3(r), the Company will issue a press release and file a Current Report on Form 8-K with the SEC regarding the Closings of the purchase and sale of the Convertible Debentures and Warrant on or before four
(4) business days after each Closing. The Company covenants and agrees that neither it nor any other person acting on its behalf will provide the Buyers or their agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Buyers shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that the Buyers shall be relying on the foregoing representations in effecting transactions in securities of the Company.

            (s) STOCK SPLITS, ETC. The provisions of this Agreement shall be appropriately adjusted to reflect any stock split, stock divided, reverse stock split, reorganization or other similar event effected after the date hereof.

            (t) NO SHORT POSITION. Each of the Buyers and any of its affiliates do not have an open short position in the Common Stock, and each Buyer agrees that it will not, and that it will cause its affiliates not to, engage in any short sales of, or hedging transactions with respect to the Common Stock until the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the Buyer no longer owns a principal balance of the Convertible Debenture.

      5.    TRANSFER AGENT INSTRUCTIONS.

      The Company shall issue the Irrevocable Transfer Agent Instructions to its transfer agent irrevocably appointing Gottbetter & Partners, LLP as its agent for purpose of having certificates issued, registered in the name of the Buyer(s) or their respective nominee(s), for the Conversion Shares representing such amounts of Convertible Debentures as specified from time to time by the Buyer(s) to the Company upon conversion of the Convertible Debentures, for interest owed pursuant to the Convertible Debentures, and for any and all Liquidated Damages (as this term is defined in the Investor Registration Rights Agreement). Gottbetter & Partners, LLP shall be paid a cash fee of One Hundred Fifty Dollars ($150) by the Buyers or their assigns for every occasion they act pursuant to the Irrevocable Transfer Agent Instructions. The Company shall not change its transfer agent without the express written consent of the Buyer(s), which may be withheld by the Buyer(s) in their sole discretion. The successor transfer agent shall be required to execute the Irrevocable Transfer Agent Instructions. Prior to registration of the Conversion Shares under the Securities Act, all such certificates shall bear the restrictive legend specified in Section 2(g) of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, and stop transfer instructions to give effect to Section 2(g) hereof (in the case of the Conversion Shares prior to registration of such shares under the Securities Act) will be given by the Company to its transfer agent and that the Conversion Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Investor Registration Rights Agreement. Nothing in this
Section 5 shall affect in any way the Buyer's obligations and agreement to comply with all applicable securities laws upon resale of Conversion Shares. If the Buyer(s) provides the Company with an opinion of counsel, in form, scope and substance customary for opinions of counsel in comparable transactions to the effect that registration of a resale by the Buyer(s) of any of the Conversion Shares is not required under the Securities Act, and absent manifest error in such opinion, the Company shall within two (2) business days instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by the Buyers. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyer(s) shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

      6.    THE ESCROW SHARES; LIMITATION ON CONVERSION.

            (a) SHARE DENOMINATIONS. The Escrow Agent shall retain and hold the Escrow Shares which shall be held in accordance with the terms of this Agreement and the Escrow Shares Escrow Agreement. The Escrow Shares shall be in the share denominations specified in SCHEDULE II attached hereto, registered in the name of the Buyer(s) specified in Schedule II.

            (b) CONVERSION NOTICE. EXHIBIT F attached hereto and made a part hereof sets forth the procedures with respect to the conversion of the Convertible Debentures, including the forms of Conversion Notice to be provided upon conversion, instructions as to the procedures for conversion and such other information and instructions as may be reasonably necessary to enable the Buyer(s) or its permitted transferee(s) to exercise the right of conversion smoothly and expeditiously.

            (c) The Company agrees that, at any time the conversion price of the Convertible Debentures is such that the number of Escrow Shares for the Convertible Debentures is less than five (5) times the number of shares of Common Stock that would be needed to satisfy full conversion of all of such Convertible Debentures then outstanding, given the then current conversion price (the "FULL CONVERSION SHARES"), upon five (5) business days written notice of such circumstance to the Company by the Buyers and the Escrow Agent, the Company shall issue additional share certificates in the name of the Buyer(s) and/or their assigns in denominations specified by the Buyer(s), and deliver same to the Escrow Agent, such that the new number of Escrow Shares with respect to the Convertible Debentures is equal to five (5) times the Full Conversion Shares.

            (d) BUYER'S OWNERSHIP OF COMMON STOCK. In addition to and not in lieu of the limitations on conversion set forth in the Convertible Debentures, the conversion rights of the Buyer set forth in the Convertible Debentures shall be limited, solely to the extent required, from time to time, such that, unless the Buyer gives written notice 65 days in advance to the Company of the Buyer's intention to exceed the Limitation on Conversion as defined herein, with respect to all or a specified amount of the Convertible Debentures and the corresponding number of the Conversion Shares in no instance the Buyer (singularly, together with any Persons who in the determination of the Buyer, together with the Buyer, constitute a group as defined in Rule 13d-5 of the Exchange Act) be entitled to convert the Convertible Debentures to the extent such conversion would result in the Buyer beneficially owning four point nine nine percent (4.99%) of the outstanding shares of Common Stock of the Company. For these purposes, beneficial ownership shall be defined and calculated in accordance with Rule 13d-3, promulgated under the Exchange Act (the foregoing being herein referred to as the "LIMITATION ON CONVERSION"); PROVIDED, HOWEVER, that the Limitation on Conversion shall not apply to any forced or automatic conversion pursuant to this Agreement or the Convertible Debentures; and PROVIDED, FURTHER that if the Company shall have breached any of the Transaction Documents and, if capable of cure, failed to cure such breach within the time provided in the relevant agreement, the provisions of this Section 6(d) shall be null and void from and after such date. The Company shall, promptly upon its receipt of a Conversion Notice tendered by the Buyer (or its sole designee) for the

Convertible Debentures, as applicable, notify the Buyer by telephone and by facsimile (the "LIMITATION NOTICE") of the number of shares of Common Stock outstanding on such date and the number of Conversion Shares, which would be issuable to the Buyer (or its sole designee, as the case may be) if the conversion requested in such Conversion Notice were effected in full and the number of shares of Common Stock outstanding giving full effect to such conversion whereupon, in accordance with the Convertible Debentures, notwithstanding anything to the contrary set forth in the Convertible Debentures, the Buyer may, by notice to the Company within one (1) business day of its receipt of the Limitation Notice by facsimile, revoke such conversion to the extent (in whole or in part) that the Buyer determines that such conversion would result in the ownership by the Buyer of shares of Common Stock in excess of the Limitation on Conversion. The Limitation Notice shall begin the 65 day advance notice required in this Section 6(d).

      7.    CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

      The obligation of the Company hereunder to issue and sell the Convertible Debentures and the Warrant to the Buyer(s) at each Closing is subject to the satisfaction, at or before the respective Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

            (a) Each Buyer shall have executed the Transaction Documents and delivered them to the Company.

            (b) The Buyer(s) shall have delivered to the Escrow Agent the portion of the Purchase Price relating to the Convertible Debentures to be issued on that date in respective amounts as set forth next to each Buyer as outlined on Schedule I attached hereto and the Warrant and the Escrow Agent shall have delivered the net proceeds of that Closing to the Company by wire transfer of immediately available U.S. funds pursuant to the wire instructions provided by the Company.

            (c) The representations and warranties of the Buyer(s) shall be true and correct in all material respects as of the date when made and as of the respective Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer(s) shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer(s) at or prior to the respective Closing Date.

      8.    CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

            (a) The obligation of the Buyer(s) hereunder to Purchase the Convertible Debentures at the First Closing is subject to the satisfaction, at or before the First Closing Date, of each of the following conditions:

                  (i) The Company shall have executed the Transaction Documents and delivered the same to the Buyer(s).

                  (ii) The Common Stock shall be authorized for quotation on the OTCBB, trading in the Common Stock shall not have been suspended for any reason, and all required approvals by the OTCBB in respect of the Conversion Shares issuable upon the conversion of the Convertible Debentures shall have been obtained.

                  (iii) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in
Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the First Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the First Closing Date. If requested by the Buyer, the Buyer shall have received a certificate, executed by the COO of the Company, dated as of the First Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyers including, without limitation an update as of the First Closing Date regarding the representation contained in Section 3(c) above.

                  (iv) The Company shall have executed and delivered to the Buyer(s) the Convertible Debentures in the respective amounts set forth opposite each Buyer(s) name on Schedule I attached hereto and the Warrant in the number set forth opposite the Buyer(s) name on Schedule I attached hereto.

                  (v) The Buyer(s) shall have received an opinion of counsel from Reitler Brown & Rosenblatt LLC in a form reasonably satisfactory to the Buyer(s).

                  (vi) The Company shall have provided to the Buyer(s) a certificate of good standing from the Secretary of State from the state in which the company is incorporated.

                  (vii) The Company shall have delivered to the Escrow Agent the Escrow Shares.

                  (viii) The Company shall have provided to the Buyers an acknowledgement, to the satisfaction of the Buyers, from the Company's certified public accountant as to its ability to provide all consents required in order to file a registration statement in connection with this transaction.

                  (ix) The Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Convertible Debentures, shares of Common Stock to effect the conversion of all of the Convertible Debentures then outstanding.

                  (x) The Irrevocable Transfer Agent Instructions, in form and substance satisfactory to the Buyers, shall have been delivered to and acknowledged in writing by the Company's transfer agent.

                  (xi) The Company shall have filed a form UCC -1 with regard to the Pledged Property and Pledged Collateral as detailed in the Security Agreement dated the date hereof and provided proof of such filing to the Buyer(s).

            (b) The obligation of the Buyer hereunder to purchase the Second Convertible Debentures at the Second Closing is subject to the satisfaction, at or before the Second Closing Date, of each of the following conditions:

                  (i) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Second Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Second Closing Date. If requested by the Buyer, the Buyer shall have received a certificate, executed by the COO of the Company, dated as of the Second Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer including, without limitation an update as of the Second Closing Date regarding the representation contained in Section 3(c) above.

                  (ii) The Company shall have executed and delivered to the Buyer the Second Convertible Debentures in the respective amounts set forth opposite each Buyer(s) name on Schedule I attached hereto.

                  (iii) The Company shall have certified that all conditions to the Second Closing have been satisfied

                  (iv) The Company shall have provided to the Buyer a certificate of good standing from the secretary of the state in which the Company is incorporated.

                  (v) The Company shall have delivered to the Escrow Agent the additional Escrow Shares pursuant to 6(c) hereof, if necessary.

                  (vi) The Company shall have provided to the Buyer an acknowledgement, to the satisfaction of the Buyer, from the Company's certified public accountant as to its ability to provide all consents required in order to file a registration statement in connection with this transaction.

      9.    INDEMNIFICATION.

            (a) In consideration of the Buyer's execution and delivery of this Agreement and acquiring the Convertible Debentures, the Escrow Shares, the Warrant and the Conversion Shares hereunder, and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Buyer(s) and each other holder of the Convertible Debentures, the Escrow Shares, the Warrant and the Conversion Shares, and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "BUYER INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Buyer Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by the Buyer Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, the Convertible Debentures or the Investor Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, or the Investor Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Indemnities, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Convertible Debentures or the status of the Buyer or holder of the Convertible Debentures, the Escrow Shares, the Warrant or the Conversion Shares, as a Buyer of Convertible Debentures, the Escrow Shares, the Warrant or the Conversion Shares in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

            (b) In consideration of the Company's execution and delivery of this Agreement, and in addition to all of the Buyer's other obligations under this Agreement, the Buyer shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "COMPANY INDEMNITEES") from and against any and all Indemnified Liabilities incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Buyer(s) in this Agreement, instrument or document contemplated hereby or thereby executed by the Buyer, (b) any breach of any covenant, agreement or obligation of the Buyer(s) contained in this Agreement, the Investor Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Buyer, or (c) any cause of action, suit or claim brought or made against such Company Indemnitee based on material misrepresentations or due to a material breach and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement, the Investor Registration Rights Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Company Indemnities. To the extent that the foregoing undertaking by each Buyer may be unenforceable for any reason, each Buyer shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

      10.   GOVERNING LAW: MISCELLANEOUS.

            (a) GOVERNING LAW. The parties hereto acknowledge that the transactions contemplated by this Agreement and the exhibits hereto bear a reasonable relation to the State of

New York. The parties hereto agree that the internal laws of the State of New York shall govern this Agreement and the exhibits hereto, including, but not limited to, all issues related to usury. Any action to enforce the terms of this Agreement or any of its exhibits shall be brought exclusively in the state and/or federal courts situated in the County and State of New York. Service of process in any action by the Buyers to enforce the terms of this Agreement may be made by serving a copy of the summons and complaint, in addition to any other relevant documents, by commercial overnight courier to the Company at its principal address set forth in this Agreement.

            (b) COUNTERPARTS. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.

            (c) HEADINGS. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

            (d) SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

            (e) ENTIRE AGREEMENT, AMENDMENTS. This Agreement supersedes all other prior oral or written agreements between the Buyer(s), the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

            (f) NOTICES. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by facsimile;
(iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:                       Nanoscience Technologies, Inc.
                                             45 Rockefeller Pl., Suite 2000 #43
                                             New York, NY 10111
                                             Attention:        David Rector
                                             Telephone:        212-332-3443
                                             Facsimile:        212-332-3401

With a copy to:                              Reitler Brown & Rosenblatt LLC
                                             800 Third Avenue, 21st floor
                                             New York, NY 10022
                                             Attn:    Robert S. Brown, Esq.
                                             Telephone:        212-209-3050
                                             Facsimile:        212-371-5500

If to the Transfer Agent, to:                Interstate Transfer Company
                                             6084 South 900 East, Suite 101
                                             Salt Lake City, UT 84121
                                             Attention: Janis Patterson
                                             Phone: (801) 281 9746
                                             Fax : (801) 281 9750

      If to the Buyer(s), to its address and facsimile number on Schedule I, with copies to the Buyer's counsel as set forth on Schedule I. Each party shall provide five (5) days' prior written notice to the other party of any change in address or facsimile number.

            (g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither the Company nor any Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.

            (h) NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

            (i) SURVIVAL. Unless this Agreement is terminated under Section 10(l), the representations and warranties of the Company and the Buyer(s) contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 10, and the indemnification provisions set forth in Section 9, shall survive the Closing for a period of two (2) years following the date on which the Convertible Debentures are converted in full. The Buyer(s) shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

            (j) PUBLICITY. The Company and the Buyer(s) shall have the right to approve, before issuance any press release or any other public statement with respect to the transactions contemplated hereby made by any party; provided, however, that the Company shall be entitled, without the prior approval of the Buyer(s), to issue any press release or other public disclosure with respect to such transactions required under applicable securities or other laws or regulations (the Company shall use its best efforts to consult the Buyer(s) in connection with any such press release or other public disclosure prior to its release and Buyer(s) shall be provided with a copy thereof upon release thereof).

            (k) FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

            (l) TERMINATION. In the event that the Closing shall not have occurred with respect to the Buyers on or before five (5) business days from the date hereof due to the Company's or the Buyer's failure to satisfy the conditions set forth in Sections 7 and 8 above (and the non-breaching party's failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated by the Company pursuant to this Section 10(l), the Company shall remain obligated to reimburse the Buyer(s) for the fees and expenses of Yorkville Advisors Management, LLC and Gottbetter & Partners, LLP described in Section 4(g) above.

            (m) NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

            (n) REMEDIES. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Buyer and the Company will be entitled to specific performance under the Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

                    [REMAINDER PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

                                 COMPANY:
                                 NANOSCIENCE TECHNOLOGIES, INC.

                                 By: /s/ David Rector
                                     -------------------------------------------
                                 Name:    David Rector
                                 Title:   Secretary, Chief Operating Officer

                                    EXHIBIT A

                 FORM OF INVESTOR REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT B

                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT C

                               SECURITY AGREEMENT

                                    EXHIBIT D

                         ESCROW SHARES ESCROW AGREEMENT

                                    EXHIBIT E

                     IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

                                    EXHIBIT F

                              CONVERSION PROCEDURES

      1. At any time and from time to time during the term of the Convertible Debentures, the Holder may deliver to the Escrow Agent written notice (a "CONVERSION NOTICE") that it has elected to convert the Company Convertible Debentures (the "DEBENTURES") registered in the name of such Holder in whole or in part in accordance with the terms of the Debentures and the Conversion Notice shall be in the form annexed as EXHIBIT A to the Debentures. A fee of $50, payable by the Holder, shall accompany every Conversion Notice delivered to the Escrow Agent.

      2. The Holder shall send by fax or e-mail the executed Conversion Notice to the Escrow Agent (with a copy to the Company) by 4:00 p.m. New York time at least one business day prior to the Conversion Date (as defined in the Debentures). The Escrow Agent shall send the Conversion Notice by facsimile or e-mail address to the Company by the end of the business day on the day received, assuming received by 6:00 p.m. New York time and if thereafter on the next business day, at the facsimile telephone number or e-mail address, as the case may be, of the principal place of business of the Company. Each Company Conversion Notice price adjustment under Article V of the Debentures shall be given by facsimile addressed to the Holder of Debentures at the facsimile telephone number of such Holder appearing on the books of the Company as provided to the Company by such Holder for the purpose of such Company Conversion Notice price adjustment, with a copy to the Escrow Agent. Any such notice shall be deemed given and effective upon the transmission of such facsimile or e-mail at the facsimile telephone number or e-mail address, as the case may be, specified in this paragraph 2 (with printed confirmation of transmission). In the event that the Escrow Agent receives the Conversion Notice after 4:00 p.m. New York time, the Conversion Notice shall be deemed to have been received on the next business day. In the event that the Company receives the Conversion Notice after the end of the business day, notice will be deemed to have been given the next business day.

      3. The Company shall have two (2) business days from transmission of the Conversion Notice by the Escrow Agent to object only to the calculation of the number of Company Escrow Shares to be released. If the Company fails to object to the calculation of the number of Escrow Shares to be released within said time, then the Company shall be deemed to have waived any objections to said calculation. The Company's only basis for any objection hereunder shall be to the calculation of the number of Escrow Shares to be released. If the Escrow Agent does not receive said objection notice within the time period set forth above from the Company, and provided that the Purchaser does not revoke such conversion, the Escrow Agent shall release from escrow and deliver to the Holder certificates or instruments representing the number of Escrow Shares issuable to the Holder in accordance with such conversion on the second business day from the receipt by the Company of the Conversion Notice. In the event that the certificates evidencing the Escrow Shares held by the Escrow Agent are not in denominations appropriate for such delivery to the Holder, the Escrow Agent shall request the Company to cause its transfer agent and registrar to reissue certificates in smaller denominations. The Escrow Agent shall, however, immediately release to the requesting Holder certificates representing such lesser number of shares as the denominations in its possession will allow that is closest to but no more than the actual number to be released to such Holder. Upon receipt of the reissued shares in lesser denominations from the Company's transfer agent, the Escrow Agent shall release to such Holder the balance of the shares due to such Holder.

      4. The Holder shall send the original Debentures and Conversion Notice to the Escrow Agent via FedEx or other commercial overnight courier, along with a fee of $50, instructions regarding names and amount of certificates for the issuance of the Conversion Shares, and, if conversion is not in full, instructions as to the re-issuance of the balance of the Debentures; PROVIDED, HOWEVER, that if the Escrow Agent is holding the Debentures, then the Conversion Notice may be faxed or e-mailed and the fee may be transmitted via wire transfer to the Escrow Agent. The Escrow Agent shall deliver the foregoing to the Company within one (1) business day of the Escrow Agent's receipt thereof. In the event that the Escrow Agent has custody of the Debentures, the Escrow Agent shall notify the Company and the Holder in writing of the balance of the Debentures remaining and the Company and the Holder shall acknowledge such notice in writing, in lieu of issuance of a new Debenture for the balance.

      5. If the Company will be issuing a new Debenture, it will send such new Debenture to the Escrow Agent by overnight courier within five (5) business days of its receipt of the original Debentures and Conversion Notice. The Escrow Agent shall send the Conversion Shares to the Holder in accordance with Holder's instructions within one (1) business day of receipt of the Conversion Notice and will send the new Debenture (if any) to the Holder upon receipt.

      6. The Escrow Agent agrees to notify the Company in writing by facsimile or e-mail each time the Escrow Agent releases the Escrow Shares to the Holder, such notice to be given at least one (1) business day prior to such release.

      7. Subject to the provisions of and any limitations set forth in the Purchase Agreement or the Debentures, the Company agrees that, at any time the conversion price of the Debentures are such that the number of Escrow Shares with respect to the Debentures is less than five (5) times the number of shares of Common Stock that would be needed to satisfy full conversion of all of the Debentures given the then current conversion price (the "Full Conversion Shares"), upon five (5) business days written notice of such circumstance to the Company by a Holder and/or Escrow Agent, it will issue additional share certificates, in the names of all Holders and deliver same to the Escrow Agent, such that the new number of Escrow Shares with respect to the Debentures is equal to five (5) times the Full Conversion Shares.

                                    EXHIBIT G

                                     WARRANT

                                   SCHEDULE I

                               SCHEDULE OF BUYERS

                                                                           ADDRESS/FACSIMILE         AMOUNT OF     NUMBER OF
              NAME                             SIGNATURE                    NUMBER OF BUYER        SUBSCRIPTION     WARRANTS
-----------------------------------------------------------------------------------------------------------------------------
Highgate House Funds, Ltd.        By: /s/ Adam S. Gottbetter          488 Madison Avenue           $1,690,359.20     100,000
                                      -----------------------------   New York, NY 10022
                                  Name:    Adam S. Gottbetter         Telephone: (212) 400-6990
                                  Its:     Portfolio Manager          Facsimile: (212) 400-6901

                                                                      Gottbetter & Partners, LLP
With a copy to:                   Tim Dockery                         488 Madison Avenue
                                                                      New York, NY 10022
                                                                      Telephone: (212) 400-6900
                                                                      Facsimile: (212) 400-6901


                                   SCHEDULE II

                               SHARE DENOMINATIONS

NAME OF INVESTOR

Highgate House Funds, Ltd.

Stock Certificate Denominations for the Escrow Shares in the name of Highgate House Funds, Ltd.:

----------------------------------------------------
NO. OF CERTIFICATES   CERTIFICATE AMOUNT       TOTAL
----------------------------------------------------
10                                   500       5,000
----------------------------------------------------
11                                 1,000      11,000
----------------------------------------------------
10                                 2,500      25,000
----------------------------------------------------
11                                 5,000      55,000
----------------------------------------------------
15                                10,000     150,000
----------------------------------------------------
11                                25,000     275,000
----------------------------------------------------
11                                50,000     550,000
----------------------------------------------------
11                               100,000   1,100,000
----------------------------------------------------
4                                250,000   1,000,000
----------------------------------------------------
8                                500,000   4,000,000
----------------------------------------------------

----------------------------------------------------
                      TOTAL                7,171,000
----------------------------------------------------

                                  SCHEDULE 3(F)

                       SEC DOCUMENTS: FINANCIAL STATEMENTS

      The Company intends to imminently file amendments to its Form 10-QSBs filed with the United States Securities and Exchange Commission for the quarters ending December 31, 2004, March 31, 2005 and June 30, 2005, such amendments are filed to revise accounting treatment of senior debentures previously issued to Highgate and Montgomery.

                                        2